Exhibit 10.1
PENSION MAKEUP
RESTRICTED STOCK AWARD AGREEMENT FOR
CHESAPEAKE ENERGY CORPORATION
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) entered into as of the 17th day of June, 2018, by and between Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), and Robert D. Lawler (the “Executive”);
W I T N E S S E T H:
WHEREAS, as part of the Company’s offer of employment to the Executive, the Company agreed to grant shares of the Company’s common stock as an inducement to enter employment with the Company; and
WHEREAS, the Company entered into: (i) an employment agreement with Executive dated May 20, 2013, effective as of June 17, 2013, the first day of the Executive’s employment with the Company (the “Employment Date”); and an amendment to the employment agreement, dated June 16, 2016 (collectively, the “Employment Agreement”),.
WHEREAS, pursuant to Section 4.3.2(b) of the Employment Agreement:

(i)
the Company agreed to issue to the Executive, on the fifth anniversary of the Executive’s Employment Date, an award of restricted shares of the Company’s common stock (“Common Stock) having an aggregate grant date fair value equal to $5,000,000, with the Compensation Committee (the “Committee”) being authorized to adjust such number for rounding and the grant of whole shares, in recognition of the pension benefits which the Executive lost the opportunity to earn at the Executive’s prior employer (the “Second Pension Makeup Restricted Stock”); and

(ii)	the Second Pension Makeup Restricted Stock shall vest in equal installments on the third, fourth and fifth anniversaries of the grant date.
WHEREAS, the Company has awarded the Executive 1,077,587 shares of Common Stock (the “Award”), subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants herein contained, the Executive and the Company agree as follows:

1.
The Employment Agreement. The Employment Agreement is hereby incorporated by reference herein and made a part hereof for all purposes, and when taken with this Agreement shall govern the rights of the Executive and the Company with respect to the Award (as defined below). Any capitalized terms used but not defined in this Agreement have the same meanings given to them in the Employment Agreement.

2.
Grant of Award. The Company hereby awards to the Executive 1,077,587 shares of Common Stock pursuant to Section 4.3.2(b) of the Employment Agreement, on the terms and conditions set forth herein (the “Award”).

3.	Terms of Award.

(a)
Escrow of Shares. A certificate, or book-entry equivalent representing the shares of Common Stock subject to the Award (the “Restricted Stock”) shall be issued in the name of the Executive and shall be escrowed with the Secretary of the Company (the “Escrow Agent”) subject to removal of the restrictions placed thereon or forfeiture pursuant to the terms of this Agreement.

(b)
Vesting. The shares of Restricted Stock will vest based on the Executive’s continuous employment with or service to the Company, a Subsidiary or Affiliated Entity in accordance with the vesting schedule set forth below:

Shares	Vesting Date

359,196	6/17/2021
359,196	6/17/2022
359,195	6/17/2023
In the event the Executive’s employment terminates at or following the end of the Term (as defined in Section 5 of the Employment Agreement, as amended) following the Company giving the Executive a Notice of Non-Renewal (as defined in Section 5 of the Employment Agreement, as amended), under circumstances which would constitute a termination pursuant to Section 6.1.1, 6.1.2, 6.4 or 6.5 of the Employment Agreement were it in effect at that time, any unvested shares of Restricted Stock shall become immediately vested. Once vested pursuant to the terms of this Agreement, the Restricted Stock shall be deemed “Vested Stock.”

(c)
Voting Rights and Dividends. Subject to the restrictions on transfer and forfeiture set forth in this Agreement, the Executive will have customary rights of a shareholder attributable to the shares of Restricted Stock issued by the Company, including the rights to vote and to receive dividends on the shares. Executive appoints the Company to be Executive’s agent to receive for Executive dividends on shares based on record dates that occur while the shares are subject to restriction under this Agreement. The Company will transmit such dividends, net of required taxes pursuant to Section 5, to or for the account of Executive in such manner as the Company determines; provided that the Executive is employed by the Company as of the dividend payment date.

(d)
Vested Stock - Removal of Restrictions. Upon Restricted Stock becoming Vested Stock, all restrictions shall be removed from the Stock and the Secretary of the Company shall deliver to the Executive shares either in certificate form or via D.W.A.C. (delivery/withdrawal at custodian) representing such Vested Stock free and clear of all restrictions, except for any applicable securities laws restrictions or restrictions pursuant to the Company’s Insider Trading Policy.

(e)
Forfeiture. Restricted Stock that does not become Vested Stock pursuant to the terms of this Agreement shall be absolutely forfeited and the Executive shall have no future interest therein of any kind whatsoever. Except as provided herein, in the event the Executive’s employment with or service to the Company, a Subsidiary or an Affiliated Entity terminates prior to all shares of Restricted Stock becoming Vested Stock, then such unvested shares of Restricted Stock shall be absolutely forfeited on the date of termination and the Executive shall have no further interest therein of any kind whatsoever. The Committee may, in its discretion, accelerate the vesting of the Restricted Stock in the event of the Executive’s death, Disability or termination due to special circumstances (as determined by the Committee in its sole discretion).

4.
Nontransferability of Award. Restricted Stock is not transferable other than by will or the laws of descent and distribution. Any attempted sale, assignment, transfer, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, Restricted Stock contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, any may, at the sole discretion of the Committee, result in forfeiture of the Restricted Stock involved in such attempt.

5.
Withholding. The Company may, in its sole discretion, make such provision as it may deem appropriate for the withholding of any applicable federal, state or local taxes that it determines it may be obligated to withhold or pay in connection with the vesting of the Restricted Stock or any election made by the Executive. Required withholding taxes as determined by the Company associated with this Award must be paid in cash (including by withholding payment from any amounts otherwise payable to the Executive) unless the Committee requires the Executive to pay such withholding taxes by directing the Company to withhold from the Award the number of shares of Common Stock having a Fair Market Value on the date of vesting equal to the amount of required withholding taxes. The Company in its sole discretion may also withhold any required taxes from dividends paid on the Restricted Stock.

6.
Notification of 83(b) Election. In the event the Executive elects to make an 83(b) election with respect to this Award, the Executive must provide the Company notice of such election at the same time the election is filed with the Internal Revenue Service. The Executive must also tender to the Company payment of the required withholding taxes associated with such election. In the event the Executive makes an 83(b) election without consulting with the Company as to the payment of required withholding taxes, the Company may withhold from other payments to the Executive amounts necessary to effect the required withholding.

7.
Amendments. This Agreement may be amended by a written agreement signed by the Company and the Executive; provided that the Committee may modify the terms of this Agreement without the consent of the Executive in any manner that is not adverse to the Executive.

8.
Securities Law Restrictions. This Award shall be vested and common stock issued only in compliance with the Securities Act of 1933, as amended (the “Act”), and any other applicable securities law, or pursuant to an exemption therefrom. If deemed necessary by the Company to comply with the Act or any applicable laws or regulations relating to the sale of securities, the Executive at the time of vesting and as a condition imposed by the Company, shall represent, warrant and agree that the shares of Common Stock subject to the Award are being acquired for investment and not with any present intention to resell the same and without a view to distribution, and the Executive shall, upon the request of the Company, execute and deliver to the Company an agreement to such a fact. The Executive acknowledges that any stock certificate representing Common Stock acquired under such circumstances will be issued with a restricted securities legend.

9.	Executive Misconduct; Compensation Recovery.

(a)
Notwithstanding anything in this Agreement to the contrary, the Committee shall have the authority to determine that in the event of serious misconduct by the Executive (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of the Executive in competition with the business of the Company or any subsidiary or affiliated entity, the Award may be cancelled, in whole or in part, whether or not vested. The determination of whether the Executive has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any subsidiary or affiliated entity shall be determined by the Committee in good faith and in its sole discretion. This Section 9 shall have no effect and be deleted from this Agreement following a Change of Control.

(b)
The Award made pursuant to this Agreement is subject to recovery pursuant to the Company’s compensation recovery policy then in effect. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements and the Company’s compensation recovery policy then in effect, the Company shall have the right, and shall take all actions necessary, to recover shares of the Company’s common stock awarded to the Executive pursuant to this Award.

10.
Notices. All notices or other communications relating to this Agreement as it relates to the Executive shall be in electronic or written form. If in writing, such notices shall be deemed to have been made (a) if personally delivered in return for a receipt, (b) if mailed, by regular U.S. mail, postage prepaid, by the Company to the Executive at his last known address evidenced on the payroll records of the Company or (c) if provided electronically, provided to Executive at his e-mail address specified in the Company’s records or as other specified pursuant to and in accordance with the Committee’s applicable administrative procedures.

11.
Binding Effect and Governing Law. This Agreement shall be (i) binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns and (ii) governed and construed under the laws of the State of Oklahoma.

12.
Captions. The captions of specific provisions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision hereof.

13.
Counterparts. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall form but one agreement.

The parties have executed this Agreement effective June 17, 2018.

COMPANY	Chesapeake Energy Corporation

	By:	/s/ James R. Webb
James R. Webb, Executive Vice President, General Counsel and Corporate Secretary

EXECUTIVE	/s/ Robert D. Lawler
Robert D. Lawler

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